Exhibit 99.1

CONTACT:

Dee Ann Johnson

Vice President Controller and Treasurer

(412) 456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

October 31, 2012

Ampco-Pittsburgh Announces Third Quarter Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and nine months ended September 30, 2012 of $72,190,000 and $215,751,000, respectively, in comparison to $74,263,000 and $258,303,000 for the three and nine months ended September 30, 2011. Net income approximated $1,528,000 or $0.15 per share and $5,037,000 or $0.49 per share for the quarter and year-to-date 2012, respectively. Net income for the same periods of 2011 was $2,756,000 or $0.27 per share and $19,555,000 or $1.90 per share. Income from operations equaled $3,748,000 and $10,793,000 for the three and nine months ended September 30, 2012, respectively, compared to $3,835,000 and $29,479,000 for the same periods in 2011.

While sales and operating income for the three months ended September 30, 2012 approximated the comparable prior year period, sales and operating income for the nine months ended declined against the prior year principally due to weaker results for the Forged and Cast Rolls segment. Lower production and excess roll inventories of our global steel and aluminum customers continued to adversely affect demand for rolling mill rolls. Operating income was further impacted by margin erosion attributable to worldwide competition for business. In addition to the above, net income for the current year periods was impacted by higher income taxes (due to a lower proportion of net income before income taxes anticipated to be generated by the U.K operation which is taxed at a lower statutory rate combined with the prior year benefiting from reversal of unrecognized tax benefits) and an increase in losses from our Chinese joint venture.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2012	2011	2012	2011

Sales	$72,190,000	$74,263,000	$215,751,000	$258,303,000

Income from operations	3,748,000	3,835,000	10,793,000	29,479,000
Other expense – net	(217,000)	(394,000)	(763,000)	(763,000)

Income before income taxes	3,531,000	3,441,000	10,030,000	28,716,000
Income tax expense	(1,498,000)	(525,000)	(3,643,000)	(8,764,000)
Equity loss in Chinese joint venture	(505,000)	(160,000)	(1,350,000)	(397,000)

Net income	$1,528,000	$2,756,000	$5,037,000	$19,555,000

Earnings per common share:

Basic	$0.15	$0.27	$0.49	$1.90

Diluted	$0.15	$0.26	$0.48	$1.88

Weighted-average number of common shares outstanding:

Basic	10,342,756	10,325,602	10,336,865	10,316,258

Diluted	10,384,291	10,403,181	10,387,839	10,392,592